Exhibit 5
VIRGINIA HOLDCO, INC.
1200 Urban Center Drive
Birmingham, AL 35242
October 15, 2007
Virginia Holdco, Inc.
c/o Vulcan Materials Company
1200 Urban Center Drive
Birmingham, Alabama 35242
Ladies and Gentlemen:
     I am Vice President and Secretary of Virginia Holdco, Inc., a New Jersey corporation (the “Company”), and have acted as counsel in connection with the merger of a subsidiary of the Company with and into Florida Rock Industries, Inc., a Florida corporation (“Florida Rock”) and the merger of another subsidiary of the Company with and into Vulcan Materials Company, a New Jersey corporation (“Vulcan”) (collectively, the “Mergers”) pursuant to the terms of the Agreement and Plan of Merger dated as of February 19, 2007, as amended, among Vulcan, Florida Rock, Virginia Merger Sub Inc., a New Jersey corporation, Fresno Merger Sub Inc., a Florida corporation, and the Company, (the “Merger Agreement”), and the preparation and filing of the Company’s Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of shares (the “Shares”) of common stock, $1 par value, of the Company to be issued in the Mergers.
     As counsel for the Company, I am generally familiar with the corporate affairs of the Company and its subsidiaries, as well as the form of the prospectus included in the Registration Statement. In furnishing this opinion, I have examined such corporate and other records as I have deemed necessary or appropriate to provide a basis for the opinion set forth below. In my examination, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as original documents, and conformity to original documents of all documents submitted to me as certified or photostatic copies.
     In rendering this opinion, I have assumed that prior to the issuance of any of the Shares (i) the Registration Statement, as then amended, will have become effective under the Securities Act, (ii) the stockholders of Florida Rock will have approved the Merger Agreement in accordance with the Florida Business Corporation Act and Florida Rock’s Restated Articles of

Virginia Holdco, Inc.
October 15, 2007

Incorporation and (iii) the transactions contemplated by the Merger Agreement will have been consummated in accordance with the terms of the Merger Agreement.
     This opinion is given as of the date hereof and is based upon facts and conditions presently known and laws and regulations presently in effect.
     On the basis of the foregoing, I am of the opinion that the Shares, when issued and delivered in accordance with the terms and conditions of the Merger Agreement, will be duly authorized, validly issued, fully paid and nonassessable.
     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In addition, I consent to the reference to me under the caption “Legal Matters” in the Proxy Statement/Prospectus constituting a part of the Registration Statement. In giving such consent I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulation promulgated thereunder.
Very truly yours,
/s/ William F. Denson III
William F. Denson III